Exhibit 10.2

Silvercrest Asset Management Group Inc.
2012 Equity Incentive Plan

Nonqualified Stock Option Agreement

Participant: Richard R. Hough, III

Grant Date: October 1, 2018

Per Share Exercise Price: $_____

Number of Shares of Stock subject to this Option: _____________________

Vesting schedule:

This Option may be exercised with respect to the first 33% of the shares subject to this Option on the first anniversary date of the Grant Date, an additional 33% of the shares subject to this Option on the second anniversary of the Grant Date, and all remaining shares subject to this Option on the third anniversary of the Grant Date (in each case, subject to the Participant’s continued service with the Company or any of its Subsidiaries through the applicable vesting date).

* * * * * * * * * * * * *

This Nonqualified Stock Option Award Agreement (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Silvercrest Asset Management Group Inc., a Delaware corporation, (the “Company”) and the Participant specified above, pursuant to the Silvercrest Asset Management Group Inc. 2012 Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

Whereas, it has been determined that it would be in the best interests of the Company to grant the nonqualified stock option provided for herein to the Participant.

Now, therefore, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.Incorporation by Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan or Exhibit A to this Agreement. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.  No part of the Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Code.

2.Grant of Option. The Company hereby grants to the Participant, as of the Grant Date specified above, a nonqualified stock option (this “Option”) to acquire from the Company at the Per Share Exercise Price specified above, the aggregate number of shares of Stock specified above (the “Option Shares”). Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason. The Participant shall have no rights as a stockholder with respect to any shares of Stock covered by this Option unless and until the Participant has become the holder of record of the shares of Stock, and no adjustments shall be made for dividends in cash or other property, distributions, or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement.

3.Vesting; Forfeiture, Expiration.

(a)Vesting. The Option subject to this grant shall become vested in accordance with the vesting schedule above. All vesting of the Option granted hereunder shall occur only on the appropriate vesting date specified above, subject to the Participant’s continued service with the Company or any of its Affiliates through each applicable vesting date. There shall be no proportionate or partial vesting in the periods before each vesting date.

(b)Accelerated Vesting Upon Certain Terminations.  Subject to the immediately following sentence, if the Participant incurs a Separation from Service (as defined below) as a result of (i) an involuntary termination by the Company or its Affiliates without Cause, (ii) the Participant’s termination of employment for Good Reason, or (iii) the Participant’s death or Disability, then, in each case, any portion of the Option unvested as of such date shall become fully and immediately vested. The Participant’s Separation from Service described in sublcauses (i) and (ii) of the immediately preceding sentence shall result in accelerated vesting conditioned on and subject to the Participant’s compliance with Sections 6 and 7 of that certain letter agreement, dated as of September 18, 2018, by and between the Participant and Silvercrest Asset Management Group LLC (the “Employment Agreement”).

(c)Forfeiture of Option.  Notwithstanding anything herein to the contrary, (A) upon the Participant’s “separation from service,” as defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h) from the Company and its Affiliates (a “Separation from Service”) for any or no reason, 100% of any and all unvested portion of the Option outstanding as of the date of such Separation from Service (other than any unvested portion of the Option that becomes vested as of the date of such Separation from Service in accordance with Section 3(b)) shall be immediately forfeited and cancelled for no consideration, and shall cease to be outstanding, and (B) upon the Participant’s Separation from Service from the Company and its Affiliates for Cause, 100% of the Option (whether vested or unvested)

outstanding as of the date of such Separation from Service shall be immediately forfeited and cancelled for no consideration, and shall cease to be outstanding.

(d)Expiration. The term of the Option shall be until the fifth anniversary of the Grant Date, after which time it shall expire (such fifth anniversary date, the “Expiration Date”), subject to earlier Separation from Service in the event of the Participant’s Separation from Service as specified in the Plan and this Agreement.  Upon the Expiration Date, the Option (whether vested or not) shall automatically be cancelled for no consideration, shall no longer be exercisable, and shall cease to be outstanding.

4.Detrimental Activity.

(a)Unless otherwise determined by the Committee, (A) in the event the Participant engages in any Detrimental Activity prior to any exercise of the Option, all Options held by the Participant shall thereupon terminate and expire, (B) as a condition of the exercise of the Option, the Participant shall be required to certify in a manner acceptable to the Company (or shall be deemed to have certified) that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (C) in the event the Participant engages in Detrimental Activity during the 18-months commencing on the earlier of the date the Option is exercised or the date of the Participant’s Separation from Service, the Company shall be entitled to recover from the Participant at any time within 18-months after such date, and the Participant shall pay over to the Company, an amount equal to any gain realized (whether at the time of exercise or thereafter) as a result of the exercise. This Section 4(a) shall cease to apply upon a Change of Control.

(b)The Participant hereby acknowledges and agrees that (i) the Company’s present and future business relationships with its Clients, employees, vendors, suppliers and lenders are and will continue to be of a type which normally continue unless interfered with by others, and (ii) any statements or actions taken by the Participant to induce any Client, employee, vendor, supplier or lender to terminate, reduce or not renew any business arrangement with the Company (unless the Company determines that the termination, reduction or non-renewal is in the best interest of the Company) or to enter into any business arrangement within the Company’s line of business with any Person other than the Company would cause irreparable harm to the Company. The Participant further acknowledges and agrees that the services such Participant is to render to the Company are of a special character, with a value to the Company the loss of which cannot adequately be compensated by damages or an action at law. Further, the Participant acknowledges and agrees that if he or she were to become an equity owner of a competing organization, such Participant’s new obligations and the products, services and technology of the competing organization would be so similar or related to those contemplated by this Agreement that it would be very difficult for such Participant not to rely on or use the Company’s confidential information.  Accordingly, the Participant acknowledges and agrees that the restrictions herein regarding Detrimental Activity are necessary for the protection of the business and goodwill of the Company and its Affiliates.

(c)The Participant hereby acknowledges and agrees that it is fair and reasonable that he or she make the covenants and undertakings set forth in Section 4 and has done so with the benefit of the advice of counsel. Furthermore, the Participant agrees that any breach or attempted breach by him or her of the provisions of Section 4 of this Agreement will cause irreparable harm to the Company for which monetary damages will not be an adequate remedy. Accordingly, the Company shall be entitled to apply for and obtain injunctive relief (temporary, preliminary and permanent) in order to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the provisions of Section 4 without the requirement to post a bond or provide other security. Nothing herein shall be construed as a limitation or waiver of any other rights or remedies that may be available to the Company for such breach or threatened breach.  The Participant further agrees that the subject matter and duration of the restrictions set forth herein are reasonable in light of the facts as they exist today.

5.Termination. Subject to the terms of the Plan and this Agreement, the Option, to the extent vested at the time of the Participant’s Separation from Service, shall remain exercisable as follows:

(a)Termination due to Death or Disability. In the event of the Participant’s Separation from Service by reason of death or Disability, the vested portion of this Option shall remain exercisable until the earlier of (i) one year from the date of such Separation from Service, and (ii) the Expiration Date.

(b)Termination Without Cause. In the event of the Participant’s involuntary Separation from Service by the Company without Cause, the vested portion of this Option shall remain exercisable until the earlier of (i) ninety days from the date of such Separation from Service, and (ii) the Expiration Date.

(c)Voluntary Termination. In the event of the Participant’s voluntary Separation from Service, the vested portion of this Option shall terminate and expire upon such Separation from Service.

(d)Termination for Cause.  In the event of the Participant’s Separation from Service by the Company for Cause (or in the event of a voluntary Separation from Service by the Participant after the occurrence of an event that would be grounds for a Separation from Service for Cause), the Option granted hereunder (whether or not vested) shall terminate and expire upon such Separation from Service.

(e)Treatment of Unvested Option upon Termination. Any portion of this Option that is not vested as of the date of the Participant’s Separation from Service for any reason shall terminate and expire as of the date of such Separation from Service.

6.Method of Exercise and Payment. Subject to Sections 4 and 5 hereof, to the extent that the Option has become vested and exercisable with respect to a number of shares of Stock as provided herein, the Option may thereafter be exercised by the Participant with respect to a whole number of Option Shares, in whole or in part, at any time or from time to time before the expiration of the Option as provided herein and in accordance with Section 7.1(e) of the Plan, including, without limitation, by the delivery of any form of exercise notice as may be required by the Committee and payment in full of the Per Share Exercise Price multiplied by the number of shares of Stock underlying the portion of the Option exercised.

7.Non-transferability.  The Option, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned, or otherwise disposed of in any way by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Any attempt to sell, exchange, transfer, assign, pledge, encumber, or otherwise dispose of or hypothecate in any way the Option, or the levy of any execution, attachment, or similar legal process upon the Option, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

8.Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws.

9.Withholding of Tax. The Company or any Affiliate shall have the power and the right to deduct or withhold, require the Participant to remit to the Company or such Affiliate, or make any other arrangements as it considers appropriate to ensure that it has received an amount sufficient to satisfy any federal, state, local, and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) that the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule, or regulation with respect to the Option and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Stock otherwise required to be issued pursuant to this Agreement.

10.Recoupment Policy. The Participant acknowledges and agrees that this Option (including any shares of Stock issued upon exercise thereof) shall be subject to the terms and provisions of any “clawback” or recoupment policy that may be adopted by the Company or its Affiliates from time to time or as may be required by any applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder).

11.Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given: (i) when delivered in person; (ii) two days after being sent by United States mail; or (iii) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service, in each case, to the appropriate party at the address set forth below (or such other address as the party may from time to time specify):

If to the Company, to:

c/o Silvercrest Asset Management Group Inc.

1330 Avenue of the Americas

New York, NYC 10019
Attention: Office of the General Counsel

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036-8299
Attention:

If to the Participant, to the address on file with the Company.

12.No Right to Employment. Nothing in this Agreement shall affect the right of the Company or any of its Affiliates to terminate the Participant’s employment at any time, with or without Cause, or shall be deemed to create any rights to employment or continued employment. The rights and obligations arising under this Agreement are not intended to and do not affect the Participant’s employment relationship that otherwise exists between the Participant and the Company or any of its Affiliates, whether such employment relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Participant and the Company or any of its Affiliates; to the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

13.Data Protection.  By executing this Agreement, the Participant hereby consents to the holding and processing of personal information provided by the Participant to the Company, any Affiliate thereof, trustee, or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to: (i) administering and maintaining Participant records; (ii) providing information to the Company, its Affiliates, trustees of any employee benefit trust, registrars, brokers, or third-party administrators of the Plan; (iii) providing information to future purchasers or merger partners of the Company or any Affiliate thereof, or the business in which the Participant works; and (iv) transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

14.Market Stand-Off.  If requested by the Company, any Affiliate, or a lead underwriter of any public offering of the shares of Stock (a “Lead Underwriter”), the Participant shall irrevocably agree, and by execution of this Agreement shall irrevocably be deemed to have agreed, not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge, or otherwise transfer or dispose of, any interest in any shares of Stock or any securities convertible into, derivative of, or exchangeable or exercisable for shares of Stock, or any other rights to purchase or acquire shares of Stock (except shares of Stock included in such public offering or acquired on the public market after such offering) during such period of time following the effective date of a registration statement of the Company filed under the Securities Act that a Lead Underwriter shall specify (the “Lock-up Period”).  The Participant hereby further agrees to sign such documents as may be requested by a Lead Underwriter, the Company, or any Affiliate to effect the foregoing and agree that the Company or an Affiliate may impose stop transfer instructions with respect to shares of  Stock acquired pursuant to an Award until the end of such Lock-up Period.

15.Compliance with Laws. The issuance of this Option (and the shares of Stock upon exercise of this Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act, and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue this Option or any of the shares of Stock pursuant to this Agreement if any such issuance would violate any such requirements.

16.Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Option is intended to be exempt from the applicable requirements of Section 409A and shall be limited, construed, and interpreted in accordance with such intent.

17.Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.

18.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same instrument.

20.Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties hereto shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

21.Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.  This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.

22.Mode of Communications. The Participant agrees, to the fullest extent permitted by applicable law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company or any of its Affiliates may deliver in connection with this Option grant and any other grants offered by the Company or its Affiliates, including, without limitation, prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications.  Electronic delivery of a document may be made via the

Company’s email system or by reference to a location on the Company’s intranet, an internet website, or the online brokerage account system.

23.Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary and shall not be considered as part of such salary in the event of severance, redundancy, or resignation.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Silvercrest Asset Management Group Inc.

By:
Name:
Title:

Participant

Name:	Richard R. Hough, III

Social Security Number:

EXHIBIT A

DEFINITIONS

“Cause” has the meaning set forth in the Silvercrest LPA.

“Detrimental Activity” means

(a)without written authorization from the Company, disclosure to any Person outside the Company or the use in any manner, except as necessary in the furtherance of Participant’s responsibilities to the Company, at any time, of any confidential information, trade secrets or proprietary information relating to the business of the Company that is acquired by the Participant at any time prior to the Participant’s termination.  For avoidance of doubt, nothing in this Agreement shall be construed to prohibit the Participant from (i) responding truthfully to a valid subpoena; (ii) filing a charge or complaint with, or participating in any investigation conducted by, a governmental agency including the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission and/or any state or local human rights agency or Inspector General; or (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to, or reporting, an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities Exchange Commission, the Commodity Futures Trading Commission or any self-regulatory organization (including, but not limited to, the Financial Industry Regulatory Authority), or making other disclosures or taking other actions (including, without limitation, receiving any whistleblower award provided for under such laws or regulations) that are protected under the whistleblower provisions of federal or state law or regulation.  Prior authorization of the Company shall not be required to make any reports or disclosures under this Paragraph and the Participant is not required to notify the Company that the Participant has made such reports or disclosures;

(b)any activity while employed or performing services that results, or if known could have reasonably been expected to result, in the Participant’s termination for Cause;

(c)without written authorization from the Company, directly or indirectly, in any capacity whatsoever, (i) engage or hold interests in other business ventures of any kind that creates or appears to create a conflict of interest with such Participant’s responsibilities with respect to the Company and its Clients without the prior approval in writing of the Company.  The restrictions set forth in this (c) shall not prohibit the ownership of a less than 2% interest in any Person if the securities of such Person are publicly traded.

(d)engaging, individually or through an agent, for such Participant or on behalf of another, as an employee, director, owner, partner, member, sole proprietor, consultant, agent, representative, shareholder, or in any other manner or capacity whatsoever in the following: (A) contacting, directly or indirectly, any Client or otherwise solicit or inducing or attempting to solicit or induce any Client with whom the Participant has dealt, to terminate, reduce or not renew its relationship with the Company; (B) accepting any business involving or relating to the business of the Company from any Client with whom the Participant has dealt during the

1

Restricted Period, or entering into a business relationship involving or relating to the business of the Company with any such Client (unless approved by the Company in writing); (C) making any statement or take any action that may interfere with the Company’s business relationship with any Client, vendor, supplier or lender; (D) inducing or soliciting or attempting to induce or solicit any vendor, supplier or lender of the Company to terminate, reduce or not renew its relationship with the Company; or (E) soliciting or inducing any individual then employed by the Company to terminate such employment, or hire or attempt to hire any individual who is, or was during the Restricted Period, employed by or associated with the Company as an employee, independent contractor or agent;

(e)a material breach of any restrictive covenant contained in any agreement between the Participant and the Company; or

(f)the Participant’s Disparagement, or inducement of other to do so, of the Company or its Affiliates or their past or present officers, directors, employees or products.

For purposes of Detrimental Activity, the term “Company” shall be deemed to include its Affiliates.  Only the Chief Executive Officer or the Chief Financial Officer of the Company (or his designee, as evidenced in writing) shall have the authority to provide the Participant, except for himself or herself, with written authorization to engage in the activities contemplated in subsections (a) and (c) of the definition of Detrimental Activity.

“Disability” has the meaning set forth in the Slivercrest LPA.

“Disparagement” means making comments or statements to the press, the Company’s or its Affiliate’s employees, consultants or any individual or entity with whom the Company of its Affiliates has a business relationship which could reasonably be expected to adversely affect in any manner: (a) the conduct of the business of the Company or its Affiliates (including, without limitation, any products or business plans or prospects); or (b) the business reputation of the Company or its Affiliates, or any of their products, or their past or present officers, directors or employees.

“Good Reason” has the meaning set forth in the Employment Agreement, including the notice and cure provisions set forth therein.

“Restricted Period” means the period beginning on the date of Separation from Service of the Participant with the Company and ending on the 18-month anniversary thereof, (B) “Person” means and includes an individual and any legal entity including a corporation, partnership, association, limited liability company, joint stock company, trust or estate, and (C) the term “Client” shall include all Past Clients, and Present Clients, subject to the following general rule: with respect to each such Client, the term shall also include any Persons which are known to the Participant to be Affiliates of such Client. Past Clients, Potential Clients and Present Clients shall be defined as follows:

“Past Client” shall mean, at any particular time, any Person who at any point within the five years prior to such time had been a recipient of services from the Company (including, without limitation, its predecessors) or its Affiliates but at such time is not a recipient of services from the Company or its Affiliates.

2

“Potential Client” shall mean, as of any time of determination, any Person to whom the Company (including without limitation, its predecessors) or its Affiliates has offered to provide investment products or services at any point during the period of two (2) years immediately preceding such time of determination (but who has not become a recipient of investment products or services from the Company or its Affiliates).

“Present Client” shall mean, at any particular time, any Person who is at such time a recipient of services from the Company or its Affiliates.

“Silvercrest LPA” means that certain Second Amended and Restated Limited Partnership Agreement of Silvercrest L.P. executed as of November 13, 2012.

3